Exhibit 99.2

CEREVEL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

You should read the following discussion and analysis of Cerevel’s financial condition and results of operations together with the section entitled “Selected Historical Financial Information of Cerevel” and Cerevel’s audited consolidated financial statements and notes thereto and unaudited condensed consolidated financial statements and notes thereto included elsewhere in this Form 8-K/A. Certain of the information contained in this discussion and analysis or set forth elsewhere in this Form 8-K/A, including information with respect to plans and strategy for Cerevel’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” Cerevel’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from Cerevel’s forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, references in this Cerevel’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Cerevel,” “we,” “us,” “our” and other similar terms refer to Cerevel and its subsidiaries prior to the Business Combination and to New Cerevel and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

Introduction

We are a clinical-stage biopharmaceutical company that combines a deep understanding of disease-related biology and neurocircuitry of the brain with advanced chemistry and central nervous system, or CNS, target receptor selective pharmacology to discover and design new therapies. We seek to transform the lives of patients through the development of new therapies for neuroscience diseases, including schizophrenia, epilepsy and Parkinson’s disease. Our “ready-made” pipeline of 11 small molecule programs, which includes five clinical-stage product candidates, was developed through over twenty years of research and investment by Pfizer and is supported by an initial capital commitment from an affiliate of Bain Capital and a keystone equity position from Pfizer. We are rapidly advancing our broad and diverse pipeline with at least eight clinical trials underway or expected to start by the end of 2021. We have built a highly experienced team of senior leaders and neuroscience drug developers who combine a nimble, results-driven biotech mindset with the proven expertise of large pharmaceutical company experience and capabilities in drug discovery and development.

We were incorporated on July 23, 2018, which we refer to as Inception, under the name Perception Holdco, Inc. and we subsequently changed our name to Cerevel Therapeutics, Inc. on October 23, 2018. Our principal operations commenced on September 24, 2018, which we refer to as the Transaction Date, when we acquired licensed technology to a portfolio of pre-commercial neuroscience assets from Pfizer in exchange for the issuance of Series A-2 Preferred Stock and obtained a $350.0 million equity commitment, or the Equity Commitment, from Bain Investor, an affiliate of Bain Capital, to develop the in-licensed assets in exchange for the issuance of Series A-1 Preferred Stock and Series A Common Stock, which we refer to collectively as the Transaction. Bain Investor also received the option to purchase up to an additional 10.0 million shares at $10.00 per share, subject to Pfizer’s participation rights, or the Share Purchase Option.

On the Transaction Date, we received an initial investment of $115.0 million in equity funding from Bain Investor to begin operations. During 2019 we received an additional investment of $60.1 million in equity funding from Bain Investor. Bain Investor contributed an additional $25.0 million in July 2020. As a result of these transactions, the remaining Equity Commitment as September 30, 2020, was $149.9 million.

Since our Inception, we have incurred significant operating losses and our operations have been limited to organizing and staffing our company, business planning, raising capital and performing research and development activities. To date, we have funded our operations primarily with the net proceeds received from the issuance of our Series A-1 Preferred Stock and Series A Common Stock to Bain Investor under the Stock Purchase Agreement. Our net losses totaled $115.9 million for the period from Inception to December 31, 2018, $128.4 million for the year ended December 31, 2019, and $39.0 million and $119.0 million for the three and nine months ended September 30, 2020, respectively. We had an accumulated deficit of $244.3 million and $363.3 million as of December 31, 2019 and September 30, 2020, respectively.

ARYA Business Combination

On October 27, 2020, we completed a business combination transaction between us and ARYA Sciences Acquisition Corp II (ARYA) pursuant to the business combination agreement dated July 29, 2020, as amended on October 2, 2020. Upon closing of the business combination transaction, the combined company was renamed Cerevel Therapeutics Holdings, Inc. (New Cerevel), the company became a wholly owned subsidiary of New Cerevel and the Stock Purchase Agreement, the Equity Commitment and the Share

Purchase Option were terminated. Pursuant to the terms of the business combination agreement, the shareholders of the company exchanged their interests in the company for shares of common stock of New Cerevel. Net proceeds from this transaction totaled approximately $439.5 million, which included funds held in ARYA’s trust account and the completion of a concurrent private investment in public equity (PIPE) financing inclusive of the $25.0 million received from Bain Investor in July 2020. New Cerevel will continue to operate under the Cerevel management team, led by chairperson and chief executive officer Tony Coles, M.D.

For additional information on our business combination with ARYA, please read Note 17, Subsequent Events, to Cerevel’s unaudited condensed consolidated financial statements included elsewhere in this Form 8-K/A.

Business Environment

The biopharmaceutical industry is extremely competitive. We are subject to risks and uncertainties common to any early-stage biopharmaceutical company. These risks include, but are not limited to, the introduction of new products, therapies, standards of care or technological innovations, our ability to obtain and maintain adequate protection for our licensed technology, data or other intellectual property and proprietary rights and compliance with extensive government regulation and oversight. See the section entitled “Risk Factors” for more information. We are also dependent upon the services of key personnel, including our Chief Executive Officer, executive team and other highly skilled employees. Demand for experienced personnel in the pharmaceutical and biotechnology industries is high and competition for talent is intense.

We face potential competition from many different sources, including pharmaceutical and biotechnology companies, academic institutions and governmental agencies as well as public and private research institutions. Many of our competitors are working to develop or have commercialized products similar to those we are developing and have considerable experience in undertaking clinical trials and in obtaining regulatory approval to market pharmaceutical products. Our competitors may also have significantly greater financial resources, established presence in the market, expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Risks & Liquidity

Product development is very expensive and involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. We will not generate revenue from product sales unless and until we successfully complete clinical development, are able to obtain regulatory approval for and successfully commercialize the product candidates we are developing or may develop. We currently do not have any product candidates approved for commercial sale. In addition, we operate in an environment of rapid change in technology. In addition, we are dependent upon the services of our employees, consultants, third-party contract research organizations (CROs), clinical manufacturing organizations (CMOs) and other third-party organizations.

Our product candidates, currently under development or that we may develop, will require significant additional research and development efforts, including extensive clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting capabilities. There can be no assurance that our research and development activities will be successfully completed, that adequate protection for our licensed or developed technology will be obtained and maintained, that products developed will obtain necessary regulatory approval or that any approved products will be commercially viable.

If we obtain regulatory approval for one or more of our product candidates, we expect to incur significant expenses related to developing our commercialization capabilities to support product sales, marketing and distribution activities, either alone or in collaboration with others. Further, following the completion of the business combination transaction, as discussed further below, we expect to incur additional costs associated with operating as a public company.

Until such time, if ever, as we can generate substantial product revenue, we will need substantial additional funding to support our continuing operations and pursue our growth strategy, and we may finance our operations through a combination of additional private or public equity offerings, debt financings, collaborations, strategic alliances, marketing, distribution or licensing arrangements with third parties or through other sources of financing. To the extent that we raise additional capital through the sale of private or public equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts, grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves, obtain funds through arrangement with collaborators on terms unfavorable to us or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of our stockholders.

We have incurred significant operating losses since our Inception and, as of September 30, 2020, had an accumulated deficit of $363.3 million and had not yet generated revenues. In addition, we expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future. We believe that our cash resources, inclusive of the funds received upon the closing of our business combination transaction with ARYA and the completion of a concurrent PIPE financing, will enable us to fund our operating expenses and capital expenditure requirements into 2023. For additional information on our business combination with ARYA, please read Note 17, Subsequent Events, to these condensed consolidated financial statements included elsewhere in this Form 8-K/A.

We anticipate that our expenses will increase significantly in connection with our ongoing activities, as we:

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advance our clinical-stage product candidates CVL-231, CVL-865, tavapadon, CVL-871 and CVL-936 through clinical development, including as we initiate our registration-directed Phase 3 program for our most advanced product candidate, tavapadon;

•	advance our preclinical stage product candidates into clinical development;

•	seek to identify, acquire and develop additional product candidates, including through business development efforts to invest in or in-license other technologies or product candidates;

•	hire additional clinical, quality control, medical, scientific and other technical personnel to support our clinical operations;

•	expand our operational, financial and management systems and increase personnel to support our operations;

•	meet the requirements and demands of being a public company;

•	maintain, expand and protect our intellectual property portfolio;

•	make milestone, royalty or other payments due under the Pfizer License Agreement and any future in-license or collaboration agreements;

•	seek regulatory approvals for any product candidates that successfully complete clinical trials; and

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undertake any pre-commercialization activities to establish sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval in regions where we choose to commercialize our products on our own or jointly with third parties.

Impact of the COVID-19 Pandemic

In March 2020 the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) a pandemic. The COVID-19 pandemic is evolving, and to date has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures.

We are closely monitoring the impact of the pandemic of COVID-19 on all aspects of our business, including how it will impact our operations and the operations of our customers, suppliers, vendors and business partners. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, our research programs, healthcare systems or the global economy and we cannot presently predict the scope and severity of any potential business shutdowns or disruptions. The extent to which COVID-19 ultimately impacts our business, results of operation and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 or the effectiveness of actions to contain COVID-19 or treat its impact, among others. If we or any of the third parties with whom we engage, however, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively affected, which could have a material adverse impact on our business, results of operation and financial condition. The estimates of the impact on the company’s business may change based on new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact and the economic impact on local, regional, national and international markets.

We have not incurred any significant impairment losses in the carrying values of our assets as a result of the pandemic and we are not aware of any specific related event or circumstance that would require us to revise our estimates reflected in our audited consolidated financial statements and unaudited condensed consolidated financial statements.

Our Agreements with Licensors and Stockholders

Pfizer License Agreement

In August 2018 we entered into the Pfizer License Agreement pursuant to which we were granted an exclusive, sublicensable, worldwide license under certain Pfizer patent rights, and a non-exclusive, sublicensable, worldwide license under certain Pfizer know-how to develop, manufacture and commercialize certain compounds and products, which currently constitute the entirety of our asset portfolio, in the field of treatment, prevention, diagnosis, control and maintenance of all diseases and disorders in humans, subject to the terms and conditions of the Pfizer License Agreement. Additionally, Pfizer has an exclusive right of first negotiation in the event that we seek to enter into any significant transaction with a third party with respect to a product either globally or in certain designated countries. Significant transactions include exclusive licenses, assignments, sales, exclusive co-promotion arrangements, and other transfers of all commercial rights to a product globally or in certain designated countries, as well as exclusive distribution agreements globally or in certain designated countries.

Under the Pfizer License Agreement, we are solely responsible for the development, manufacture, regulatory approval and commercialization of compounds and products in the field. We are also required to use commercially reasonable efforts to develop and seek regulatory approval for a product that contains or incorporates one of certain scheduled compounds to exert a therapeutic effect on certain targets in each of the following countries: United Kingdom, Germany, France, Italy, Spain, China, Japan and the United States, each a major market country. We are also required to use commercially reasonable efforts to commercialize each such product, if approved, in each major market country in which regulatory approval for such product has been obtained. The Pfizer License Agreement requires Pfizer to transfer certain know-how and data, regulatory filings and materials, inventory, and other materials, records and documents, and provide certain other transitional support and assistance which has been and is expected to be immaterial, to us to facilitate our development, manufacture and commercialization of compounds and products in the field.

As partial consideration for the licensed assets, we issued Pfizer 3,833,333.33 shares of our Series A-2 Preferred Stock with an estimated fair value of $100.4 million, or $26.20 per share. We also reimbursed Pfizer for $11.0 million of direct expenses related to the Pfizer License Agreement, bringing the total consideration to $111.4 million.

Under the terms of the Pfizer License Agreement, we are also required to make regulatory approval milestone payments to Pfizer, ranging from $7.5 million to $40.0 million on a compound-by-compound basis, upon the first regulatory approval in the United States for the first product containing or comprised of a given compound, with the amount of the payments determined by which designated group the compound falls into and with each such group generally characterized by the compounds’ stage of development. Each such regulatory approval milestone is payable only once per compound. If all of our product candidates included in the table in the section entitled “Business Summary—Our Pipeline” are approved in the United States, the total aggregate amount of such regulatory approval milestones payable to Pfizer would be approximately $220.0 million. To date, no regulatory approval milestone payments were made or became due under this agreement.

In addition, we are required to pay Pfizer commercial milestone payments up to an aggregate of $170.0 million per product, when aggregate net sales of products under the Pfizer License Agreement in a calendar year first reach various thresholds ranging from $500.0 million to $2.0 billion. Each commercial milestone payment is payable only once upon first achievement of the applicable commercial milestone. If all of our product candidates included in the table in the section entitled “Business Summary—Our Pipeline” achieves all of the commercial milestones, the total aggregate amount of such commercial milestones payable to Pfizer would total approximately $1.7 billion. To date, no Pfizer commercial milestone payments were made or became due under this agreement.

We are also required to pay Pfizer tiered royalties on the aggregate net sales during each calendar year, determined on a product-by-product basis, with respect to products under the Pfizer License Agreement, at percentages ranging from the low-single to mid-teens, with the royalty rate determined by which designated group the applicable compound for such product falls into and with each such group generally characterized by the compounds’ stage of development, and subject to certain royalty deductions for the expiration of patent, regulatory and data exclusivity, generic competition and third-party royalty payments as set forth in the Pfizer License Agreement. The royalty term expires, on a product-by-product and country-by-country basis, on the later of (1) expiration of all regulatory or data exclusivity for such product in such country, (2) the date upon which the manufacture, use, sale, offer for sale or importation of such product in such country would no longer infringe, but for the license granted in the Pfizer License Agreement, a valid claim of the licensed patents and (3) 12 years following the first commercial sale of such product in such country. To date, no royalty payments were made or became due under this agreement.

Pfizer can terminate the Pfizer License Agreement in its entirety upon our material breach, subject to specified notice and cure provisions. However, if such material breach is with respect to one or more, but not all, products, targets or countries, Pfizer’s right to terminate is only with respect to such products, targets or countries. Either party may terminate the Pfizer License Agreement in its entirety upon event of a bankruptcy, insolvency or other similar proceeding of the other party or a force majeure event that prohibits the other party from performing for a period of time. Absent early termination, the term of the Pfizer License Agreement will continue on a country-by-country basis and product-by-product basis, until the expiration of the royalty term for the country and the product. Upon Pfizer’s termination of the Pfizer License Agreement for our material breach or either party’s termination for bankruptcy, insolvency or other similar proceeding or force majeure, we would grant Pfizer an exclusive, sublicensable, royalty-free, worldwide, perpetual license under certain intellectual property we develop during the term of the Pfizer License Agreement. In addition, we would negotiate a transition plan with Pfizer that would address, among other things, the transfer of know-how and data, regulatory approvals and filings and materials, inventory and other materials, records and documents, and the provision of certain other transitional support and assistance for the terminated products, targets or countries.

For additional information on our Pfizer License Agreement, please read Note 5, Pfizer License Agreement, to Cerevel’s audited consolidated financial statements incorporated by reference in this Form 8-K/A and our unaudited condensed consolidated financial statements included elsewhere in this Form 8-K/A.

Equity Commitment

In connection with the Transaction, we entered into a Stock Purchase Agreement with Pfizer and Bain Investor pursuant to which Bain Investor contributed $115.0 million in exchange for 6,900,000 shares of Series A-1 Preferred Stock and 4,600,000 shares of Series A Common Stock. Additionally, Bain Investor may, pursuant to conditions set forth in more detail below, purchase a combination of additional shares of Series A-1 Preferred Stock and Series A Common Stock at a price of $10.00 per share. The Stock Purchase Agreement, among other things, provides that if we have not received $350.0 million in aggregate gross cash proceeds in exchange for equity interests, which such amount includes the proceeds received in the initial financing and subsequent financings and is referred to as the Financing Threshold, by September 24, 2022, Bain Investor shall be required to purchase that amount of shares of our common stock such that the Financing Threshold is met;

•

if any time, prior to the Financing Threshold having been met, our cash balance is equal to or less than $10.0 million, Bain Investor shall be required to purchase an amount of additional shares of our Series A-1 Preferred Stock and Series A Common Stock that allows us to maintain a reasonable level of cash to fund our operations in accordance with the previously agreed development plan for at least six months; and

•

until the time the Financing Threshold is met, Bain Investor has the right to purchase up to that amount of shares of Series A-1 Preferred Stock and Series A Common Stock at a purchase price of $10.00 per share that results in the Financing Threshold having been met.

In June 2019, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $0.1 million in exchange for additional shares of Series A-1 Preferred Stock and shares of Series A Common Stock. In December 2019, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $60.0 million in exchange for additional shares of Series A-1 Preferred Stock and shares of Series A Common Stock. In July 2020, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $25.0 million in exchange for additional shares of Series A-1 Preferred Stock and shares of Series A Common Stock. As a result of these transactions, the remaining Equity Commitment as of September 30, 2020, was $149.9 million. Upon closing of our business combination transaction with AYRA, the Equity Commitment was terminated.

For additional information on the Equity Commitment, please read Note 6, Equity Commitment and Share Purchase Option, to Cerevel’s audited consolidated financial statements incorporated by reference in this Form 8-K/A and unaudited condensed consolidated financial statements included elsewhere in this Form 8-K/A. For additional information on our business combination with ARYA, please read Note 17, Subsequent Events, to our unaudited condensed consolidated financial statements included elsewhere in this Form 8-K/A.

Components of Operating Results

Revenues

We have not generated any revenues since our Inception and do not expect to generate any revenues from the sale of products in the near future, if at all. If our development efforts for our current product candidates or additional product candidates that we may develop in the future are successful and can be commercialized, we may generate revenue in the future from product sales. Additionally, we may enter into collaboration and license agreements from time to time that provide for certain payments due to us. Accordingly, we may generate revenue from payments from such collaboration or license agreements in the future.

Research and Development

We support our drug discovery and development efforts through the commitment of significant resources to our preclinical and clinical development activities. Our research and development expense incurred to date primarily consists of a non-cash charge for acquired in-process research and development expense that was recognized when we in-licensed our product candidates from Pfizer upon closing of the Transaction in September 2018, as these assets had not yet reached technological feasibility and had no alternative future use at the time of the Transaction, and costs incurred in connection with our overall research and development activities, which include:

•	employee-related expenses, consisting of salaries, benefits and equity-based compensation for personnel engaged in our research and development activities;

•

expenses incurred in connection with the preclinical and clinical development of our product candidates, including costs incurred under agreements with clinical research organizations, or CROs, investigative clinical trial sites and consultants and other third-party organizations that conduct research and development activities on our behalf;

•	costs associated with preclinical studies and clinical trials, including research materials;

•	materials and supply costs associated with the manufacture of drug substance and drug product for preclinical testing and clinical trials;

•	costs related to regulatory compliance requirements; and

•	certain indirect costs incurred in support of overall research and development activities, including facilities, depreciation and technology expenses.

We expense research and development expenses as incurred. Payments we make for research and development services prior to the services being rendered are recorded as prepaid assets in our consolidated balance sheets and are expensed as the services are provided. We estimate and accrue the value of goods and services received from CROs, CMOs and other third parties each reporting period based on estimates of the level of services performed and progress in the period when we have not received an invoice from such organizations. When evaluating the adequacy of accrued liabilities, we analyze progress of the studies or clinical trials, including the phase of completion of events, invoices received and contracted costs. We reassess and adjust our accruals as actual costs become known or as additional information becomes available. Our historical accrued estimates have not been materially different from actual costs.

Our external research and development expenses for our clinical stage product candidates are tracked on a program-by-program basis and consist primarily of fees, reimbursed materials and other costs paid to consultants, contractors, CROs and CMOs. External research and developments costs that directly support our discovery activities and preclinical programs are classified within other research and development programs. Program costs for the periods presented do not reflect an allocation of expenses associated with personnel costs, equity-based compensation expense, activities that benefit multiple programs or indirect costs incurred in support of overall research and development, such as technology and facilities-related costs.

We expect that our research and development expenses will increase substantially in connection with our planned preclinical and clinical development activities both in the near-term and beyond as we continue to invest in activities to develop our product candidates and preclinical programs and as certain product candidates advance into later stages of development. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size, scope and duration of later-stage clinical trials. Furthermore, the process of conducting the necessary clinical trials to obtain regulatory approval is costly and time-consuming, and the successful development of our product candidates is highly uncertain. As a result, we cannot accurately estimate or know the nature, timing and costs that will be necessary to complete the preclinical and clinical development for any of our product candidates or when and to what extent we may generate revenue from the commercialization and sale of any of our product candidates or achieve profitability.

The duration, costs and timing of clinical trials and development of our product candidates will depend on a variety of factors that include:

•	per patient trial costs;

•	the number of patients that participate in the trials;

•	the number of sites included in the trials;

•	the countries in which the trials are conducted;

•	the length of time required to enroll eligible patients;

•	the number of doses that patients receive;

•	the drop-out or discontinuation rates of patients;

•	potential additional safety monitoring or other studies requested by regulatory agencies;

•	the duration of patient follow-up; and

•	the efficacy and safety profile of our product candidates.

Changes in any of these assumptions could significantly impact the cost and timing associated with the development of our product candidates. Additionally, future competition and commercial and regulatory factors beyond our control may also impact our clinical development programs and plans.

General and Administrative

We expense general and administrative costs as incurred. General and administrative expenses consist primarily of salaries, benefits, equity-based compensation and outsourced labor for personnel in executive, finance, human resources, legal and other corporate administrative functions. General and administrative expenses also include legal fees incurred relating to corporate and patent matters, professional fees incurred for accounting, auditing, tax and administrative consulting services, insurance costs, facilities and depreciation expenses.

We estimate and accrue for services provided by third parties related to the above expenses by monitoring the status of services provided and receiving estimates from our service providers. We reassess and adjust our accruals as actual costs become known or as additional information becomes available.

We expect our general and administrative expenses will increase over the next several years as we increase our headcount to support the continued development of our product candidates. We also anticipate that we will incur increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor, public relations and other expenses associated with being a public company.

Interest Income, Net

Interest income, net primarily consists of interest earned on our cash, cash equivalents and restricted cash.

Other Income (Expense), Net

Other income (expense), net primarily consists of gains (losses) on the fair value remeasurement of the Equity Commitment and Bain Investor’s option to purchase up to an additional $100.0 million of a combination of Series A-1 Preferred Stock and Series A Common Stock at $10.00 per share, exercisable after the Financing Threshold has been met and which will be terminated upon the completion of the Business Combination, or the Share Purchase Option. Other income (expense), net also includes amounts for other miscellaneous income and expense unrelated to our core operations.

The Equity Commitment and Share Purchase Option are free-standing financial instruments, which were recorded at their fair value on the Transaction Date. We revalue these instruments each reporting period and record increases or decreases in their respective fair value as an adjustment to other income (expense), net in our consolidated statements of operations and comprehensive loss. We will continue to adjust the fair value of these financial instruments until the earlier of the termination, settlement or expiration of the Equity Commitment and Share Purchase Option.

Changes in the fair value of these financial instruments can result from changes to one or multiple inputs, including adjustments to the discount rates and expected volatility and dividend yield as well as changes in the amount and timing of the anticipated future funding required in settlement of the Equity Commitment and Share Purchase Option and the fair value of our preferred and common stock expected to be exchanged for that additional funding. Discount rates in our valuation models represent a measure of the credit risk associated with settling the financial instruments. The expected dividend yield is assumed to be zero as we have never paid dividends, nor do we have current plans to do so in the future. Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date and for each subsequent period.

Upon closing of our business combination transaction with ARYA, the Equity Commitment and Share Purchase Option were terminated.

Provision for Income Taxes

To date, we have not recorded any significant amounts related to income tax expense, we have not recognized any reserves related to uncertain tax positions, nor have we recorded any income tax benefits for net operating losses incurred to date or for our research and development tax credits.

We account for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or our tax returns. Deferred tax assets and liabilities are determined based on difference between the financial statement carrying amounts and tax bases of existing assets and liabilities and for loss and credit carryforwards, which are measured using the enacted tax rates and laws in effect in the years in which the differences are expected to reverse. The realization of our deferred tax assets is dependent upon the generation of future taxable income, the amount and timing of which are uncertain. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2019 and September 30, 2020, we continue to maintain a full valuation allowance against all of our deferred tax assets based on our evaluation of all available evidence.

We file income tax returns in the U.S. federal tax jurisdiction and state jurisdictions and may become subject to income tax audit and adjustments by related tax authorities. Our initial tax return period for U.S. federal income taxes was the 2018 period and we currently remain open to examination under the statute of limitations by the Internal Revenue Service and state jurisdictions for this period. We record reserves for potential tax payments to various tax authorities related to uncertain tax positions. The nature of uncertain tax positions is subject to significant judgment by management and subject to change, which may be substantial. These reserves are based on a determination of whether and how much a tax benefit taken by us in our tax filings or positions is more likely than not to be realized following the resolution of any potential contingencies related to the tax benefit. We develop our assessment of uncertain tax positions, and the associated cumulative probabilities, using internal expertise and assistance from third-party experts. As additional information becomes available, estimates are revised and refined. Differences between estimates and final settlement may occur resulting in additional tax expense. Potential interest and penalties associated with such uncertain tax positions is recorded as a component of our provision for income taxes. To date, no amounts are being presented as an uncertain tax position.

Results of Operations

The following table summarizes our results of operations for the three and nine months ended September 30, 2019 and September 30, 2020:

	Three months ended September 30,			Nine months ended September 30,
(In thousands)	2019	2020	Change	2019	2020	Change
Operating expenses:
Research and development	$17,342	$24,026	39%	$28,326	$73,168	158%
General and administrative	9,643	10,336	7%	18,740	34,052	82%

Total operating expenses	26,985	34,362	27%	47,066	107,220	128%

Loss from operations	(26,985)	(34,362)	27%	(47,066)	(107,220)	128%
Interest income, net	368	1	(100%)	1,360	210	(85%)
Other income (expense), net	(8,980)	(4,684)	(48%)	(26,423)	(11,976)	(55%)

Loss before income taxes	(35,597)	(39,045)	10%	(72,129)	(118,986)	65%

Income tax (provision) benefit, net	—	5	* *	—	21	* *

Net loss	$(35,597)	$(39,040)	10%	$(72,129)	$(118,965)	65%

**	Percentage not meaningful.

Research and Development

The following table summarizes the components of research and development expense for the three and nine months ended September 30, 2019 and September 30, 2020:

	Three months ended September 30,			Nine months ended September 30,
(In thousands)	2019	2020	Change	2019	2020	Change
Tavapadon	$7,088	$7,603	7%	$8,839	$22,376	153%
CVL-865	2,877	2,553	(11%)	4,582	7,653	67%
CVL-231	1,405	3,030	116%	1,741	9,925	470%
CVL-936	32	439	1272%	658	2,110	221%
CVL-871	0	201	**	—	689	**
Other research and development programs	149	1,529	926%	239	4,616	1,831%
Unallocated	1,041	1,577	51%	2,363	6,056	156%
Personnel costs	3,871	6,035	56%	8,374	16,860	101%
Equity-based compensation	879	1,059	20%	1,530	2,883	88%

Total research and development	$17,342	$24,026	39%	$28,326	$73,168	158%

For the three and nine months ended September 30, 2020, compared to the same period in the prior year, the increase in research and development expense was primarily due to higher program costs associated with activities related to advancing our pipeline and increased personnel costs and equity-based compensation costs, as well as an increase in unallocated costs incurred in connection with our overall research and development activities as we grew our organization. The increase in unallocated costs is primarily related to an increase in professional services and other costs reflecting our increased investment in technology, higher research and development related consulting fees and an allocation of facilities and other overhead costs.

General and Administrative

	Three months ended September 30,			Nine months ended September 30,
(In thousands)	2019	2020	Change	2019	2020	Change
General and administrative	$9,643	$10,336	7%	$18,740	$34,052	82%

For the three and nine months ended September 30, 2020, compared to same period in the prior year, the increase in general and administrative expense was primarily due to increased personnel costs due to the hiring and recruitment of administrative personnel supporting our organizational growth and higher equity-based compensation associated with awards of stock options under our equity-based compensation program for our employees. The increase in general and administrative expense for the nine month comparative periods also reflects higher facility-related costs associated with our move into our current Boston, Massachusetts location in the second quarter of 2019 and the commencement of our lease for our future headquarters in Cambridge, Massachusetts. General and administrative expense for the nine months ended September 30, 2020, also includes the write-off of approximately $2.5 million of deferred financing costs directly associated with our IPO and other financing activities that were abandoned in June 2020 upon signing of the term sheet for our business combination transaction with ARYA.

Interest income, net

	Three months ended September 30,			Nine months ended September 30,
(In thousands)	2019	2020	Change	2019	2020	Change
Interest income, net	$368	$1	(100%)	$1,360	$210	(85%)

Interest income, net primarily consists of interest earned on our cash, cash equivalents and restricted cash. For the three and nine months ended September 30, 2020, compared to same period in the prior year, the decrease in interest income, net, reflects interest earned on lower comparative cash, cash equivalents and restricted cash balances.

Other Income (Expense), Net

The following table summarizes the components of other income (expense), net for the three and nine months ended September 30, 2019 and September 30, 2020:

	Three months ended September 30,			Nine months ended September 30,
(In thousands)	2019	2020	Change	2019	2020	Change
(Loss) gain on fair value remeasurement of Equity Commitment	$(11,880)	$(4,650)	(61%)	$(30,202)	$(11,300)	(63%)
(Loss) gain on fair value remeasurement of Share Purchase Option	$2,900	$(30)	(101%)	3,780	(670)	(118%)
Other, net	—	(4)	**	(1)	(6)	500%

Other income (expense), net	$(8,980)	$(4,684)	(48%)	$(26,423)	$(11,976)	(55%)

For the three and nine months ended September 30, 2020, compared to the same period in the prior year, the changes in other income (expense), net, primarily reflect changes in the fair value measurements of the Equity Commitment and the Share Purchase Option resulting from changes in the amount and timing of the anticipated future funding required in settlement of the Equity Commitment and Share Purchase Option, as well as increases in the fair value of our preferred and common stock expected to be exchanged for that additional funding.

Liquidity and Capital Resources

Sources of Liquidity and Capital

Since Inception, we have funded our operations primarily with the net proceeds received from the issuance of our Series A-1 Preferred Stock and Series A Common Stock to Bain Investor under the Stock Purchase Agreement. Under the Stock Purchase Agreement, if the Financing Threshold is not met by September 24, 2022, Bain Investor shall be required to purchase that number of shares of our Series A-1 Preferred Stock and Series A Common Stock such that the Financing Threshold is met, providing us with additional funding. See the section entitled “Certain Relationships and Related Party Transactions—Cerevel—Stock Purchase Agreement” for additional information. As of September 30, 2020, we have received $200.1 million of aggregate cash proceeds in exchange for equity interests that count towards meeting the Financing Threshold. As a result of the receipt of the aggregate net cash proceeds received in the Business Combination and PIPE Financing, the Financing Threshold was met.

For additional information on the Equity Commitment, please read Note 6, Equity Commitment and Share Purchase Option, to Cerevel’s audited consolidated financial statements incorporated by reference in this Form 8-K/A and unaudited condensed consolidated financial statements included elsewhere in this Form 8-K/A. For additional information on our business combination with ARYA, please read Note 17, Subsequent Events, to our unaudited condensed consolidated financial statements included elsewhere in this Form 8-K/A.

Cash and cash equivalents totaled $12.8 million as of September 30, 2020. We have incurred operating losses and experienced negative operating cash flows since Inception and we anticipate that we will continue to incur losses for at least the foreseeable future. Our net losses totaled $72.1 million and $119.0 million for the nine months ended September 30, 2019 and September 30, 2020, respectively. As of September 30, 2020, we had an accumulated deficit of $363.3 million and had not yet generated revenues.

Until required for use in our business, we typically invest our cash in investments that are highly liquid, readily convertible to cash with original maturities of 90 days or less at the date of purchase. We attempt to minimize the risks related to our cash and cash equivalents by maintaining balances in accounts only with accredited financial institutions and, consequently, we do not believe we are subject to unusual credit risk beyond the normal credit risk associated with ordinary commercial banking relationships.

Future Funding Requirements

Our primary use of cash is to fund operating expenses, primarily related to our research and development activities. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our outstanding accounts payable, accrued expenses and prepaid expenses.

We expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future. We will require additional capital to meet operational needs and capital requirements for clinical trials, other research and development expenditures, and business development activities. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical trials and preclinical studies.

Our future funding requirements will depend on many factors, including:

•	the scope, progress, results and costs of researching and developing our current product candidates, as well as other additional product candidates we may develop and pursue in the future;

•	the timing of, and the costs involved in, obtaining marketing approvals for our product candidates and any other additional product candidates we may develop and pursue in the future;

•	the number of future product candidates that we may pursue and their development requirements;

•

subject to receipt of regulatory approval, the costs of commercialization activities for our product candidates, to the extent such costs are not the responsibility of any future collaborators, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities;

•	subject to receipt of regulatory approval, revenue, if any, received from commercial sales of our product candidates or any other additional product candidates we may develop and pursue in the future;

•	the achievement of milestones that trigger payments under the Pfizer License Agreement;

•	the royalty payments due under the Pfizer License Agreement;

•	the extent to which we in-license or acquire rights to other products, product candidates or technologies;

•	our ability to establish collaboration arrangements for the development of our product candidates on favorable terms, if at all;

•	our headcount growth and associated costs as we expand our research and development and establish a commercial infrastructure;

•

the costs of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights, including enforcing and defending intellectual property related claims; and

•	the costs of operating as a public company.

We have funded operations since Inception primarily with the proceeds received from the issuance of convertible preferred stock and common stock and have incurred significant operating losses since our Inception. In addition, as discussed above, we expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future. We believe that our cash resources, inclusive of funds received upon closing the of our business combination transaction with ARYA and the completion of the concurrent PIPE financing will enable us to fund our operating expenses and capital expenditure requirements into 2023.

Our expectations with respect to our ability to fund current planned operations is based on estimates that are subject to risks and uncertainties. Our operating plan may change as a result of many factors currently unknown to us and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by us, and we may need to seek additional funds sooner than planned. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate certain of our research, product development or future commercialization efforts, obtain funds through arrangements with collaborators on terms unfavorable to us, or pursue other merger or acquisition strategies, all of which could adversely affect the holdings or the rights of our stockholders.

For additional information on our business combination with ARYA, please read Note 17, Subsequent Events, to Cerevel’s unaudited condensed consolidated financial statements included elsewhere in this Form 8-K/A. For additional information on risks associated with our substantial capital requirements, please read the section entitled “Risk Factors” included elsewhere in this Form 8-K/A.

Working Capital

Working capital is defined as current assets less current liabilities. The following table summarizes our total working capital and current assets and liabilities as of December 31, 2019 and September 30, 2020:

	As of
(In thousands)	December 31, 2019	September 30, 2020	Change
Current assets	$87,077	$15,884	(82%)
Current liabilities	(14,876)	(29,209)	96%

Total working capital	$72,201	$(13,325)	(118%)

The change in working capital at September 30, 2020, from December 31, 2019, reflects a net decrease in total current assets of $71.2 million and a net increase in total current liabilities of $14.3 million. The net decrease in total current assets was primarily driven by $76.1 million of cash used in operations and $11.3 million of cash used for purchases of property and equipment, partially offset by $20.8 million of net cash provided by financing activities. The net decrease in total current assets also reflects a net decrease in prepaid expenses and other current assets of $4.6 million, primarily resulting from the recognition of expense as work was performed for clinical trial and other research services that were paid in advance of such activities being performed. The net increase in current liabilities was primarily driven by an increase in accounts payable and accrued expenses and other current liabilities due to increases in supplier liabilities for clinical research and other services in support of our pipeline development activities and construction-in-progress related to the build-out of our future corporate headquarters in Cambridge, Massachusetts.

Cash Flows

The following table summarizes our sources and uses of cash for the nine months ended September 30, 2019 and September 30, 2020:

	Nine months ended September 30,
(In thousands)	2019	2020	Change
Net cash flows used in operating activities	$(34,907)	(76,099)	118%
Net cash flows used in investing activities	(550)	(11,341)	1,962%
Net cash flows provided by financing activities	58	20,766	35,703%

Net decrease in cash, cash equivalents and restricted cash	$(35,399)	$(66,674)	88%

Cash flows used in Operating Activities

Net cash flows used in operating activities represent the cash receipts and disbursements related to all of our activities other than investing and financing activities. We expect cash provided by financing activities will continue to be our primary source of funds to finance operating needs and capital expenditures for the foreseeable future.

Net cash flows used in operating activities is derived by adjusting our net loss for:

•	non-cash operating items such as depreciation and amortization, acquired in-process research and development, non-cash rent expense and equity-based compensation;

•	changes in operating assets and liabilities reflect timing differences between the receipt and payment of cash associated with transactions and when they are recognized in results of operations; and

•	changes in the fair value remeasurement of the Equity Commitment and the Share Purchase Option.

For the nine months ended September 30, 2020, net cash used in operating activities primarily reflected our net loss for the period of $119.0 million, adjusted for non-cash charges totaling $25.1 million and a net change of $17.7 million in our net operating assets and liabilities. The non-cash charges primarily consisted of $12.0 million related to the net changes in fair value of the Equity Commitment and Share Purchase Option, $9.9 million in equity-based compensation expense, the $2.5 million write-off of deferred costs related to our abandoned initial public offering and other financing activities and $0.5 million of non-cash rent expense. The change in our net operating assets and liabilities was primarily due to a decrease in prepaids and other current assets, increases in account payable and accrued expenses and other liabilities and an increase in operating lease liabilities resulting from landlord reimbursement for tenant improvements.

For the nine months ended September 30, 2019, net cash used in operating activities, primarily reflects our net loss for the period of $72.1 million, adjusted by net non-cash charges totaling $31.7 million and a net change of $5.5 million in our net operating assets and liabilities. The non-cash charges primarily consisted of $26.4 million related to the net changes in fair value of the Equity Commitment and Share Purchase Option, $3.8 million in equity-based compensation expense and $1.3 million of non-cash rent expense. The change in our net operating assets and liabilities was primarily due to an increase in accounts payable and accrued expenses and other liabilities.

Cash flows used in Investing Activities

For the nine months ended September 30, 2020, net cash used in investing activities reflected $11.3 million used for purchases of property and equipment, which was primarily related to the build-out of our Cambridge headquarters.

For the nine months ended September 30, 2019, net cash used in investing activities reflected $0.6 million used for purchases of property and equipment.

Cash flows provided by Financing Activities

For the nine months ended September 30, 2020, net cash provided by financing activities included $25.0 million of proceeds from the issuance of Series A-1 Preferred Stock and Series A Common Stock offset by $1.7 million used for deferred costs related to our abandoned initial public offering and other financing activities and $2.5 million used for deferred costs related to our business combination transaction with ARYA.

For the nine months ended September 30, 2019, net cash provided by financing activities reflected $0.1 million of proceeds received from the issuance of Series A-1 Preferred Stock and Series A Common Stock.

Management Agreement

In connection with the initial financing, on the Transaction Date, the company entered into an agreement with Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP, which are entities related to Bain Investor, whereby such entities will provide certain management services to us for a fee of $1.0 million per year, paid in quarterly, non-refundable installments (Management Agreement). In addition, this agreement obligated the company to pay such entities, in the aggregate, a $5.0 million fee upon the completion of a qualified public offering or change of control transaction, less any quarterly fees previously paid to such entities. Pursuant to this agreement, we incurred management fees to Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP totaling $0.3 million and $0.8 million for the three and nine months ended September 30, 2019 and 2020, respectively. Upon completion of our business combination transaction with ARYA, described in Note 17, Subsequent Events, we paid the remaining approximately $3.0 million of management fees payable under the Management Agreement and no additional fees are payable pursuant to this agreement.

Following the closing of the business combination transaction with ARYA, New Cerevel expects to enter into a new management agreement with Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP providing for the expense reimbursement and indemnification of such entities.

Contractual Obligations and Other Commitments

Our contractual obligations primarily consist of our obligations under non-cancellable operating leases, contracts and other purchase obligations. We did not have any debt obligations as of December 31, 2019 or September 30, 2020.

Our most significant contracts relate to agreements with CROs for clinical trials and preclinical studies, CMOs and other service providers for operating purposes, which we enter into in the normal course of business. We have not included these payments in the table of contractual obligations below since these contracts are generally cancelable at any time by us following a certain period after notice and therefore, we believe that our non-cancelable obligations under these agreements are not material. In addition, we have obligations with respect to potential future royalties payable, contingent development, regulatory and commercial milestone payments and amounts related to uncertain tax positions. We have not included these amounts in the table of contractual obligations below, because the timing and amount of such obligations are unknown or uncertain as of December 31, 2019. For additional information on potential royalties and milestone payments payable to Pfizer, see “—Our Agreements with Licensors and Stockholders—Pfizer License Agreement.”

The following table summarizes our contractual obligations as of December 31, 2019, excluding amounts related to CROs and CMOs, potential future royalties payable, contingent development, regulatory and commercial milestone payments and amounts related to uncertain tax positions:

	Payments Due by Period
(In thousands)	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Operating lease obligations(1)	$6,436	$11,488	$12,187	$34,414	$64,525
Purchase and other obligations(2)	21,478	—	—	—	21,478

Total contractual obligations	$27,914	$11,488	$12,187	$34,414	$86,003

(1)

Amounts in the table above reflect payments due under our leases for our current Boston, Massachusetts location, which expires in November 2020, and our future headquarters in Cambridge, Massachusetts, which expires in 2030. Amounts reflected within the table above detail future minimum rental commitments under non-cancelable operating leases as of December 31 for each of the periods presented. In addition to the minimum rental commitments, these leases may require us to pay additional amounts for taxes, insurance, maintenance and other operating expenses.

(2)

Purchase and other obligations due in less than 1 year, include approximately $21.1 million of expenditures expected to be incurred related to the build out of our future corporate headquarters. For additional information related to our lease for our future corporate headquarters in Cambridge, Massachusetts, please read Note 9, Leases, to our audited consolidated financial statements included elsewhere in this Form 8-K/A.

As of September 30, 2020, our remaining obligations associated with expenditures expected to be incurred related to the build out of our future corporate headquarters totaled $11.1 million.

There have been no material changes in our other contractual obligations since December 31, 2019.

Contract Research and Manufacturing Organizations

As of December 31, 2019 and September 30, 2020, we recorded accrued expenses of approximately $2.2 million and $7.5 million, respectively, in our consolidated balance sheets for expenditures incurred by CROs and CMOs.

Tax Related Obligations

To date, we have not recognized any reserves related to uncertain tax positions. As of December 31, 2019 and September 30, 2020, we had no accrued interest or penalties related to uncertain tax positions.

Off-balance sheet arrangements

We have not entered into any off-balance sheet arrangements and do not have holdings in any variable interest entities.

Quantitative and Qualitative Disclosures About Market Risk

The primary objectives of our investment activities are to ensure liquidity and to preserve capital. We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate sensitivities. We had cash and cash equivalents of $79.6 million and $12.8 million as of December 31, 2019 and September 30, 2020, respectively, which consisted of bank deposits and highly liquid money market funds. Furthermore, we had no outstanding debt as of December 31, 2019 and September 30, 2020.

Historical fluctuations in interest rates have not been significant for us. Due to the short-term maturities of our cash equivalents, an immediate 100 basis point change in interest rates would not have a material effect on the fair market value of our cash equivalents.

We currently do not have significant exposure to foreign currencies as we hold no foreign exchange contracts, option contracts, or other foreign hedging arrangements. Further, our operating activities are predominately denominated in U.S. dollars.

We do not believe that inflation, interest rate changes or exchange rate fluctuations had a significant impact on our results of operations for any periods presented herein.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP.

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires us to make estimates, judgments and assumptions that may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Other significant accounting policies are outlined in Note 3, Summary of Significant Accounting Policies, to our audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this Form 8-K/A.

Fair Value Measurements

Certain of our assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three categories:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by us in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The carrying amounts reflected in our consolidated balance sheets for cash, cash equivalents and restricted cash, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values, due to their short-term nature.

Our cash, cash equivalents and restricted cash are comprised of funds held in an exchange traded money market fund, are measured at fair value on a recurring basis using quoted market prices for that fund and are classified as Level 1. As of September 30, 2020, we held $17.0 million in money market funds (Level 1) with no unrealized gains or losses. The carrying value of the Equity Commitment and Share Purchase Option approximate their fair value based on Level 3 inputs. We do not have any other financial or non-financial assets or liabilities that should be recognized or disclosed at fair value on a recurring basis at December 31, 2019 or September 30, 2020.

Fair Value of Equity Commitment and Share Purchase Option

The Equity Commitment and Share Purchase Option are free-standing financial instruments that may require us to transfer equity upon settlement or exercise, respectively, and were recorded at fair value on the Transaction Date. The fair value of each financial instrument on the Transaction Date was allocated to the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A Common Stock.

An income approach was used to estimate the fair value of the Equity Commitment and the Share Purchase Option at the Transaction Date and subsequently as of December 31, 2018. During 2019 a hybrid methodology that combines both an income approach and a market approach was used to estimate the fair value of these financial instruments and incorporated a probability weighted expected return (PWERM) related to pre-IPO funding. As of December 31, 2019 and September 30, 2020, the Equity Commitment and the Share Purchase Option were valued based upon a probability weighted-average of two separate models prepared following an income approach and a market approach. The fair value of the funding obligation under each model was estimated as the net present value of the anticipated future funding, reduced by the value of the additional shares of preferred and common stock that would be exchanged for future funding.

We revalue these financial instruments each reporting period utilizing models that are sensitive to changes in the unobservable inputs such as changes in the estimated future funding dates or fair value of our stock. Changes in the fair value of these instruments can result from changes to one or multiple inputs, including adjustments to the discount rates and expected volatility and dividend yield as well as changes in the amount and timing of the anticipated future funding required in settlement of the Equity Commitment and Share Purchase Option and the fair value of our preferred and common shares expected to be exchanged for that additional funding. Discount rates in our valuation models represent a measure of the credit risk associated with settling the financial instruments. The expected dividend yield is assumed to be zero as we have never paid dividends and do not have current plans to pay any dividends on our common stock. Significant judgment is employed in determining these assumptions as of the Transaction Date and for each subsequent period.

Changes in fair value of the Equity Commitment and Share Purchase Option are recognized as a component of other income (expense), net in our consolidated statements of operations and comprehensive loss. We will continue to adjust the fair value of these financial instruments until the earlier of the termination, settlement or expiration of the Equity Commitment and Share Purchase Option. We classify the fair value of the remaining Equity Commitment and the fair value of the Share Purchase Option as an asset or liability within our consolidated balance sheets.

Equity-Based Compensation

We determine the fair value of each award issued under our equity-based compensation plan on the date of grant. We recognize compensation expense for service-based awards with performance or market conditions on a straight-line basis over the requisite service period for each separate vesting portion of the award, with the amount of compensation expense recognized at any date at least equaling the portion of the grant-date fair value of the award that is vested at that date. Equity-based compensation expense for awards with performance conditions are recognized to the extent we determine that the condition is considered probable to be met. We reassess the probability of achieving these performance conditions each reporting period until the date such conditions are settled. Cumulative adjustments are recorded each period to reflect the estimated outcome of the performance condition.

We elected to account prospectively for forfeitures as they occur rather than apply an estimated forfeiture rate to equity-based compensation expense. We classify equity-based compensation expense in our consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified, as applicable.

Given the absence of an active market for our common stock, we were required to estimate the fair value of our common stock at the time of each grant of an equity-based award. We have utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued

as Compensation, to estimate the fair value of our common stock. Each valuation methodology includes estimates and assumptions that require judgment. These estimates and assumptions include a number of objective and subjective factors in determining the value of our common stock at each grant date, including the following factors:

•	prices paid for our convertible preferred stock and common stock, and the rights, preferences, and privileges associated with our convertible preferred stock and common stock;

•	the progress of our research and development efforts, including the status of preclinical studies and planned clinical trials for our investigational medicines;

•	our stage of development and projected growth;

•	the fact that the grants of equity-based awards involved illiquid securities in a private company;

•	the likelihood of achieving a liquidity event for the common stock underlying the equity-based awards, such as an initial public offering, or IPO, given prevailing market conditions;

•	the analysis of IPOs and the market performance of similar companies in the biotechnology and pharmaceutical industries;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors; and

•	any external market conditions affecting the biotechnology industry, and trends within the biotechnology industry.

For awards granted during 2018, in order to calculate the fair value of our preferred stock and common stock, we used an income approach to estimate the business enterprise value and our total equity value. Under the income approach, a probability-weighted discounted cash flow analysis was first prepared reflecting multiple scenarios for future outcomes associated with the acquired product candidates, in order to estimate our total equity value, including the value of planned future funding. The value of the preferred stock and common stock was then estimated using an option pricing method, allocating total equity value based on an assumed future liquidity date and the liquidation preferences of the preferred stock.

For awards granted during 2019 and the first quarter of 2020, in order to calculate the fair value of our preferred stock and common stock, we used a hybrid methodology that combines both an income approach and a market approach to estimate the business enterprise value and our total equity value. A probability-weighted discounted cash flow analysis was first prepared reflecting multiple scenarios for future outcomes associated with the acquired product candidates in order to estimate the cash flows associated with estimated liquidity events (i.e., an IPO). We also used a PWERM to determine the fair value of pre-IPO funding scenarios. We then used a market approach to estimate the value as of each potential date of liquidity, resulting in an estimate of the total equity value, including the value of planned future funding. The value of the preferred stock and common stock was then estimated using an option pricing method, allocating total equity value based on an assumed future liquidity date, the liquidation preference of the preferred stock and the assumed funding in each scenario. Each of these scenarios was probability-weighted based on the expected outcomes to arrive at a final estimated fair value per share of the common stock.

We believe this methodology is reasonable based upon our internal peer company analyses and further supported by transactions involving our preferred stock. If different assumptions had been made, equity-based compensation expense, consolidated net loss and consolidated net loss per share could have been significantly different.

We estimate the fair value of the stock option awards on the date of grant using the option pricing method, which is a variant of an income approach. The option pricing method was used given that a portion of the option awards have an exercise price that is considered to be “deeply out of the money,” The option pricing method incorporated the probability of the performance and market conditions being met and adjustments to the estimated life and value of the options to reflect the necessary growth in the common share value for such shares to become exercisable. Given that the common stock represents a non-marketable equity interest in a private enterprise, an adjustment was made to account for the lack of liquidity that a stockholder would experience. This adjustment is commonly referred to as a discount for lack of marketability.

As there was no public market for our common stock, we determined the volatility for options granted based on an analysis of reported data for a peer group of companies. The expected volatility of granted options has been determined using a weighted-average of the historical volatility measures of this peer group of companies. We will continue to apply this method until a sufficient amount of historical information regarding the volatility of our own stock price becomes available. The expected life of options has been determined by probability-weighting the calculated expected life of the option at each month the option is eligible to be at- or in-the-money to estimate the overall adjusted expected life. We did not utilize the “simplified method” to determine expected life as this method is not valid for options that are “deeply out of the money.” The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The expected dividend yield is assumed to be zero as we have never paid dividends and does not have current plans to pay any dividends on our common stock.

For financial reporting purposes, we performed common stock valuations, with the assistance of a third- party specialist, at various dates, which resulted in valuations of our common stock of $9.15 per share as of March 31, 2019, $9.45 per share as of June 30, 2019, $11.25 per share as of September 30, 2019, $10.00 per share as of October 31, 2019, $16.35 per share as of December 31, 2019, $14.60 per share as of March 31, 2020, $26.80 per share as of June 30, 2020 and $26.75 per share as of September 30, 2020.

Stock options granted under our 2018 Plan and 2020 Plan generally vest 25% on the first anniversary of the applicable vesting start date of each grant with the remainder vesting in 36 equal monthly installments thereafter, subject to continued employment. The number of stock options granted under our 2018 Plan represents the maximum number of shares eligible to vest with the number of shares ultimately earned equal to the ratio of the aggregate amount of cash invested in our company up to $350.0 million divided by $350.0 million. Option awards granted through September 30, 2020, reflect multiple strike prices. In order to motivate our employees, a premium in exercise price was applied to 25% of each option award. Restricted stock unit awards granted under the 2018 Plan generally vest in three equal annual installments beginning on the first anniversary of the date of grant.

Pursuant to the terms of our business combination agreement with ARYA, the shareholders of the company exchanged their interests in the company for shares of common stock of New Cerevel and awards under the company’s existing equity incentive plans, including the 2018 Plan and the 2020 Plan, were exchanged for awards issued under a new equity incentive plan adopted by New Cerevel. For additional information on our business combination with ARYA, please read Note 17, Subsequent Events, to Cerevel’s unaudited condensed consolidated financial statements included elsewhere in this Form 8-K/A.

Accrued Research and Development

We have entered into various agreements with CROs, CMOs and other service providers. Our research and development accruals are estimated based on the level of services performed, progress of the studies, including the phase or completion of events, and contracted costs. The estimated costs of research and development provided, but not yet invoiced, are included in accrued liabilities on the balance sheet. If the actual timing of the performance of services or the level of effort varies from the original estimates, we will adjust the accrual accordingly. Payments made to third parties under these arrangements in advance of the performance of the related services are recorded as prepaid expenses and other current assets until the services are rendered. To date, our estimated accruals have not differed materially from actual costs incurred.

Recent Accounting Pronouncements

For a discussion of new accounting standards and their expected impact on our consolidated financial statements or disclosures, please read Note 4, Recent Accounting Guidance, to our audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this Form 8-K/A.